Exhibit 4.1

COMMERCIAL PAPER

No. 01/50	UNIT PAR VALUE: BRL 5,000,000.00
(five million reais)

Issue: 4th (Fourth)

Issuer: Natura Cosméticos S.A.

CNPJ/ME: 71.673.990/0001-77

Address: Avenida Alexandre Colares, n° 1.188, Parque Anhanguera, São Paulo—SP

ISIN Code: BRNATUNPM042

Series: Single

Issue Date: 05/04//2020

Maturity Date: 05/04/2021

NATURA COSMÉTICOS S/A, a joint-stock company, registered as a publicly-held company in category “B” before the Brazilian Securities and Exchange Commission (“CVM”), with its principal place of business in the City of São Paulo, State of São Paulo, at Avenida Alexandre Colares, nº 1.188, Parque Anhanguera, enrolled in the National Register of Legal Entities of the Ministry of Economy (“CNPJ/ME”) under No. 71.673.990/0001-77, with its articles of incorporation filed under State Registration (NIRE) No. 35300143183 with the Commercial Registry of the State of São Paulo (“JUCESP”), herein represented pursuant to its bylaws (“Issuer” or “Company”), will pay, either on the maturity date stated above (“Maturity Date”) or on the date of declaration of early maturity due to an Event of Default (as defined below) or on the date of any early redemption of Commercial Papers (as defined below), whichever occurs first, in the City of São Paulo, State of São Paulo, this single commercial promissory note, issued on the issue date stated above (“Issue Date”), to its holder (the “Holder of Commercial Papers” or, when jointly referred to, the “Holders of Commercial Papers”), or at their order, the amount of five million reais (BRL 5,000,000.00), on the Issue Date (“Unit Par Value”), plus the compensation established on the overleaf of this instrument (“Instrument”), (a) through B3 SA—Brasil, Bolsa Balcão—Segmento UTVM, with offices in the City of Barueri, State of São Paulo, at Alameda Xingu, nº 350, 1° andar, Edifício iTower Alphaville, CEP 06455-030, registered with the CNPJ/ME under No. 09.346.601/0001-25 (“B3”), in the trading environment of Module CETIP21—Bonds and Securities (“CETIP21”), managed and operated by B3, if this Commercial Paper is deposited electronically with B3, or (b) if this Commercial Paper is not deposited electronically with B3, at (i) the Company’s headquarters, or (ii) in accordance with the procedures of the Agent Bank (as defined below).

Issuer hereby appoints the following party as trustee and legal representative of the Holders of Commercial Papers: SIMPLIFIC PAVARINI DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS LTDA., a limited company, acting through its branch, located at Rua Joaquim Floriano, nº 466, Bloco B, sala 1.401, City of São Paulo, State of São Paulo, CEP 04534-002, enrolled in the CNPJ/ME under No. 15.227.994/0004-01, herein represented pursuant to its articles of association (“Trustee”), engaged by Issuer on the terms of the “Trustee Service Agreement for the 2nd (Second) Issue of Commercial Papers of Natura Cosméticos S.A.”, to be entered into between Issuer and Trustee (“Trustee Service Agreement”), in order to represent the Holders of Commercial Papers, in compliance with the provisions in CVM Rule No. 583, of December 20, 2016, as amended (“CVM Rule No. 583”).

This Commercial Paper is issued under the scope of the 4th (Fourth) Issue, in a single series, by the Company, of fifty (50) commercial promissory notes, for public distribution with restricted efforts, at the total amount of two hundred and fifty million reais (BRL 250,000,000.00) (“Commercial Papers” and “Issue”, respectively). The Commercial Papers are offered in accordance with CVM Rule 566, dated July 31, 2015, as amended (“CVM Rule No. 566”), for public distribution with restricted efforts, pursuant to CVM Instruction 476, dated January 16, 2009, as amended (“CVM Rule No. 476” and “Offer”, respectively).

The Offer is automatically waived of registration for public distribution provided for in article 19, main section, of Law No. 6,385, dated December 7, 1976, as amended, pursuant to article 6 of CVM Rule No. 476, as it is a public offering of securities with restricted distribution efforts. Pursuant to article 12 of the “ANBIMA Code for the Structuring, Coordination and Distribution of Public Offers of Securities of Public Offers for Acquisition of Securities” in force since June 3, 2019 (“ANBIMA Code”), this Offer will be registered with ANBIMA, provided that the specific guidelines in this regard are issued until the notice of closing of the Offer to CVM.

The Offer is not subject to the provisions of CVM Rule 400, dated December 29, 2003, as amended (“CVM Rule No. 400”), except for the provisions in items I, II, IV and V of article 48 of CVM Rule No. 400.

Pursuant to article 20, XXII, of Issuer’s Bylaws, the issue of Commercial Papers and the making of the Offer are done based on the resolution from the Meeting of the Company’s Board of Directors held on April 29, 2020 (“BoD Meeting”), the minutes of which: (i) have been published in the Official Gazette of the State of São Paulo and in newspaper “Valor Econômico”; and (ii) shall be filed with JUCESP within thirty (30) days after the date when JUCESP reestablishes the regular provision of its services, pursuant to item II of article 6 of Provisional Measure No. 931, dated March 30, 2020 (“MP 931”). In case of change to said deadline by a supervening legislation that amends, replaces or prevails over item II of article 6 of MP 931 (“New Deadline”), the filing described in this clause shall be made within the New Deadline.

This Commercial Paper is secured by a collateral from Indústria e Comércio de Cosméticos Natura Ltda., a limited company with head offices in the City of Cajamar, State of São Paulo, at Via de acesso, Km 30,5, s/n°, Prédio “C”, CEP 07790-190, enrolled in the CNPJ/ME under No. 00.190.373/0001-72 (“Guarantor”), with the Guarantor being irrevocably and irreversibly held liable, as joint debtor and main payor, for the fulfillment of all obligations pertaining to this Commercial Paper, undertaken by Issuer, until the full settlement hereof. The granting of collateral to the Commercial Papers has been properly approved at the Guarantor’s quotaholders’ meeting held on April 29, 2020, the minutes of which are to be filed with JUCESP, within thirty (30) days after the date when JUCESP reestablishes the regular provision of its services, pursuant to item II of article 6 of Provisional Measure No. 931. In case of change to said deadline by a supervening legislation that amends, replaces or prevails over item II of article 6 of MP 931 (“New Deadline”), the filing described in this clause shall be made within the New Deadline.

São Paulo, May 4, 2020

By Issuer:

NATURA COSMÉTICOS S.A.

Name:	Name:
Title:	Title:

By Guarantor:

INDÚSTRIA E COMÉRCIO DE COSMÉTICOS NATURA LTDA.

Name:	Name:
Title:	Title:

I. ADJUSTMENT OF THE UNIT PAR VALUE OF COMMERCIAL PAPERS AND THE COMPENSATION: The Unit Par Value will not be monetarily adjusted. On the Unit Par Value compensatory interest shall accrue corresponding to one hundred percent (100.00%) of the accrued variation of the daily average rates of DI—Interbank Deposits of one day, “over extra-group”, expressed as a percentage per year, on the basis of two hundred and fifty-two (252) Business Days (as defined below), daily calculated and disclosed by B3 in the daily newsletter made available on its website (http://www.b3.com.br), plus spread (surcharge) of three point twenty-five percent (3.25%) per year, base of two hundred and fifty-two (252) Business Days (“DI Rate” and “Compensation”, respectively). The Compensation will be calculated exponentially and cumulatively pro rata temporis, per Business Days lapsed, over the Unit Par Value, as of, and including, the Issue Date until the Maturity Date, when the payment of the Compensation shall be owed, pursuant to Clause II of this Instrument, or until the date of declaration of early maturity due to an Event of Default or on the date of a possible early redemption of the Commercial Papers, whichever occurs first (excluding this date), in accordance with the calculation criteria set in the “Commercial Paper Formula Guidebook—CETIP21” [Caderno de Fórmulas de Notas Comerciais—CETIP21], available for consultation on the Internet (http://www.b3.com.br). The Compensation shall be calculated in accordance with the following formula:

J = VNe x (FatorJuros—1), where:

“J” corresponds to the amount of the interest owed at the end of each Capitalization Period, calculated with eight (8) decimal places not rounded up or down;

“VNe” corresponds to the Unit Par Value, informed/calculated with eight (8) decimal places, not rounded up or down;

“FatorJuros” corresponds to the interest factor composed of the variation parameter plus spread, calculated with nine (9) decimal places, rounded up or down, as follows:

FatorJuros = (FatorDIxFatorSPread), where:

“FatorDI” corresponds to the product of the DI Rates, from the Issue Date, inclusive, to the calculation date, exclusive, calculated with eight (8) decimal places, rounded up or down, as defined below:

Fator Dl	, where:

“n” corresponds to the total number of DI Rates considered during the Capitalization Period, with ‘n’ being an integer;

“TDIk” corresponds to the DI Rate, expressed daily, calculated with eight (8) decimal places, rounded up or down, as follows:

, where:

k = order number of the DI Rates, ranging from 1 to n;

“DIk” corresponds to the DI Rate of the k order disclosed by B3, used with an identical number of decimal places disclosed by the entity responsible for calculating it.

“FatorSpread” corresponds to the fixed interest surcharge, calculated with nine (9) decimal places, rounded up or down, as follows:

FatorSpread =	, where:

spread = 3.2500

“DP” corresponds to the number of Business Days considered in the Capitalization Period, with “DP” being an integer.

For purposes of calculating the Compensation: (i) the factor resulting from the expression (1 + TDIk) will be considered with sixteen (16) decimal places, not rounded up or down; (ii) the product of the daily factors (1 + TDIk) is obtained, and for each accrued daily factor the result is truncated with sixteen (16) decimal places, applying the next daily factor and so on, until the last one to be considered; (iii) once the factors are accrued, the resulting “FatorDI” is considered with eight (8) decimal places, rounded up or down; (iv) the factor resulting from the expression (FatorDI x FatorSpread) is considered with nine (9) decimal places, rounded up or down; and (v) the DI Rate shall be used considering the identical number of decimal places disclosed by B3, unless expressly stated otherwise. “Capitalization Period” is defined as the time interval that begins on the Issue Date and ends on the Maturity Date, regularly or early, or on the date of payment of the Mandatory Early Redemption of the Commercial Papers. In the event of a cash default, the

Capitalization Period will be extended until the date of the effective payment of the amounts due and unpaid. In the event of discontinuance, absence of calculation or disclosure for more than ten (10) consecutive days after the expected date for its calculation or disclosure, or legal impossibility of application to the DI Rate on the Commercial Papers, or judicial order prevent the use thereof, then the DI Rate shall be replaced with the average interest rate weighted by the volume of financing operations for one day, backed by short-term federal public bonds, calculated by the Special Settlement and Custody System (SELIC) at the time of such verification, which have been traded in the last thirty (30) days, with a maturity of up to three hundred and sixty (360) days (“SELIC Rate”).

II. PAYMENT OF THE UNIT PAR VALUE AND THE COMPENSATION: The Unit Par Value will be fully repaid on the Maturity Date, on the date of an occasional early redemption of Commercial Papers subject matter of said early redemption, or on the date of early maturity of Commercial Papers, pursuant to Clause XIV of this Instrument, whichever occurs first. The Compensation will be fully paid on the Maturity Date, on the date of an occasional early redemption of Commercial Papers object of said redemption, or on the date of early maturity of Commercial Papers, pursuant to Clause XIV of this Instrument, whichever occurs first.

III. FORM, CUSTODIAN, PROOF OF OWNERSHIP OF COMMERCIAL PAPERS AND AGENT BANK: This Commercial Paper is issued as an instrument and in custody, as defined in the B3 Rulebook for Debentures, Commercial Papers and Obligations, with Itaú Corretora de Valores S/A, a financial institution headquartered in the City of São Paulo, State of São Paulo, at Avenida Brigadeiro Faria Lima, n° 3.500, 3º andar, parte, CEP 04538-132, registered with the CNPJ/ME under No. 61.194.353/0001-64, as a custodian service provider for the physical custody of this Commercial Paper (“Custodian”). This Commercial Paper shall circulate by full endorsement, without guarantee from the endorser, by a mere transfer of ownership, as set forth in article 4 of CVM Rule No. 566, in article 15 of Exhibit I of the Geneva Uniform Law enacted by Decree 57,663 of January 24, 1966. As a centralized deposit object, the circulation of Commercial Papers will operate through the bookkeeping records made in the deposit accounts kept with B3, which will endorse the Commercial Paper Instruments to the definitive creditor at the time of the extinction of the registration with B3. For all legal purposes, the ownership of Commercial Paper shall be proved by possession of the Instrument. Additionally, when the Commercial Papers are deposited electronically with B3, the statement issued by B3 in the name of the respective holder of the Commercial Papers will be recognized as proof of ownership. Itaú Unibanco S.A., a financial institution with its principal place of business in the City of São Paulo, State of São Paulo, at Praça Alfredo Egydio de Souza Aranha, nº 100, Torre Olavo Setubal, CEP 04344-902, enrolled with the CNPJ/ME under No. 60.701.190/0001-04, has been engaged as the agent bank service provider (“Agent Bank”). Upon subscribing, paying up or acquiring this Commercial Paper in the primary market, the Holder of Commercial Papers automatically gives, in advance, its express consent to B3, to Issuer, to the Agent Bank and to the Custodian to publish the list of Holder of Commercial Papers.

IV. GUARANTEE: This Commercial Paper is secured by the collateral given herein by the Guarantor, identified above (“Collateral”). The Collateral given herein secures all of the main, ancillary, interest-related, present and future obligations undertaken by Issuer, on the terms and conditions established in any Issue Instrument, either on the Maturity

Date, in case of early maturity or on any other date (“Secured Obligations”). Thus, the Guarantor is held liable in case of total or partial default by Issuer, as joint debtor and main payor of any and all obligation set forth herein, which is enforceable hereunder. The Collateral is given by Guarantor in an irrevocable and irreversible manner, and shall be in force until all obligations arising herefrom have been fully settled. Guarantor hereby expressly waives the benefits set forth in article 333, sole paragraph, 364, 366 and 368 of Law No. 10,406, dated January 10, 2002, as amended (“Civil Code”), and article 130 of Law No. 13,105, dated March 16, 2015, as amended (“Code of Civil Procedure”), and also agrees and undertakes to, only after the full settlement of the Secured Obligations, demand from Issuer any amount Guarantor has paid hereunder. If Guarantor makes the payments hereunder and its funds are not sufficient to simultaneously settle all of the Secured Obligations, said funds shall be imputed in the following order, so that once the amounts referring to the first item have been paid, the funds are allocated to the immediately following item, and so on: (i) expenses incurred to defend the interests of the Holders of Commercial Papers and other additions owed hereunder; (ii) Compensation and Late Payment Charges; and (iii) Unit Par Value.

V. DISTRIBUTION AND TRADING: The Commercial Papers shall be deposited for: (a) distribution in the primary market through the MDA—Asset Distribution Module (“MDA”), managed and operated by B3, with the distribution being financially settled through B3; and (b) trading in the secondary market through CETIP21 – Títulos e Valores Mobiliários (“CETIP21”), managed and operated by B3, with the trading being financially settled and the Commercial Papers electronically held in custody at B3. Concurrently with the settlement, this Commercial Paper shall be deposited in the holder’s name in B3’s Electronic Custody System. The Commercial Papers shall be offered exclusively to professional investors, as defined under the terms of article 9-A of CVM Rule No. 539, dated November 13, 2013, as amended, (“Professional Investors” and “CVM Rule No. 539”, respectively). The Commercial Papers may be traded on regulated securities markets after each subscription or acquisition, pursuant to CVM Resolution No. 849, of March 31, 2020, as amended, which suspended the effectiveness of article 13 of CVM Rule No. 476. When subscribing and paying up this Commercial Paper in the primary market, the Holder of this Commercial Paper declares, among other things, that: (i) it is aware that the Offer has not been registered with the CVM; (ii) it is aware that this Commercial Paper is subject to trading restrictions, as provided for in this Commercial Paper and the applicable rules; (iii) it has sufficient knowledge of the financial market so that a set of legal and regulatory protections granted to other investors are not applicable thereto; (iv) it is capable of understanding and considering the financial risks related to the application of its funds in securities that can only by purchased by Professional Investors; (v) it is a Professional Investor; and (vi) it fully agrees with all the terms and conditions of the Offer.

VI. FORM OF SUBSCRIPTION AND PAYMENT PRICE: The price of subscription and payment of the Commercial Papers shall correspond to the Unit Par Value. The Commercial Papers shall be paid up on the Issue Date, at sight, in Brazilian currency, upon subscription, according to the settlement rules and procedures applicable to B3. It is accepted that the subscription and payment of Commercial Papers be made with a premium or discount in relation to the Unit Par Value as long as applied under equal conditions to all Commercial Papers.

VII. FORM OF PLACEMENT AND DISTRIBUTION PROCEDURE: The Commercial Papers will be the object of a public offer with restricted distribution efforts, under the terms of CVM Rule No. 476, under the regime of firm guarantee for the full volume of the Commercial Papers, intermediated by financial institutions that are part of the securities distribution system (“Bookrunners”, with the leading intermediary institution being called “Lead Bookrunner”). The firm guarantee commitment is individual and not joint among Bookrunners, and will follow the terms and conditions defined in the “Bookrunning, Placement and Public Distribution Agreement with Restricted Efforts for Distribution of Commercial Promissory Notes, in a Single Series, Under the Firm Guarantee of Placement Regime, of the 4th (Fourth) Issue of Natura Cosméticos S.A.”, entered into between Issuer and Bookrunners. The Commercial Papers may be offered to up to seventy-five (75) Professional Investors, and may be subscribed by up to fifty (50) Professional Investors.

VIII. TERM AND MATURITY DATE OF THE COMMERCIAL PAPERS: This Commercial Paper shall have a term of three hundred and sixty-five (365) days counted from the Issue Date, therefore maturing on the Maturity Date, except for the cases of possible early redemption of Commercial Papers and of an early maturity declaration as a result of an Event of Default, whichever occurs first. Upon maturity, Issuer undertakes to pay to the Holder of Commercial Papers the Unit Par Value plus: (a) the Compensation calculated pro rata temporis for Business Days elapsed since the Issue Date or the last payment date of the Compensation, as the case may be, until the date of the actual payment; and (b) the Late Payment Charges (as defined below), if applicable.

IX. OPTIONAL EARLY REDEMPTION: Subject to the fulfillment of the conditions below, Issuer may, at its sole discretion, carry out, as of the Issue Date, the full or partial optional early redemption of the Commercial Papers (“Optional Early Redemption”). The redeemed Commercial Papers will be automatically canceled. The Issuer shall notify Trustee at least five (5) Business Days in advance of the date of the Optional Early Redemption and, at its sole discretion, on the same date: (a) send correspondence to all the Holders of Commercial Papers, with a copy to Trustee; or (b) disclose, on the terms to be established in the Documents, an announcement to the Holders of Commercial Papers (“Optional Early Redemption Notice”). The Optional Early Redemption Notice should describe the terms and conditions of the Optional Early Redemption, including: (a) the Optional Early Redemption amount; (b) the effective date for the Optional Early Redemption, which must be a Business Day (“Early Redemption Date”); and (c) other information that may be necessary to implement the Optional Early Redemption. Upon the Optional Early Redemption, the Holders of Commercial Papers will be entitled to receive the Unit Par Value or balance of the Unit Par Value, as the case may be, plus the Compensation, due up to the date of the Optional Early Redemption (“Outstanding Balance”) and plus a positive premium equivalent to the difference between the amount calculated according to the formula established below and the Outstanding Balance of the Commercial Papers (“Early Redemption Amount”):

, where:

SDMtM = sum of the flow of future installments of Compensation and Repayment of the Promissory Notes, brought to present value;

Installment = Projected amounts of the future installments of Compensation and Repayment;

i = DI rate x pre, 252 basis, for the maturity date of each installment, obtained by interpolating the interest curve disclosed by B3 in its website “BM&FBOVESPA Reference Rates”) (http://www.b3.com.br/pt_br/market-data-e-indices/servicos-de-dados/market-data/consultas/mercado-de-derivativos/precos-referenciais/taxas-referenciais-bm-fbovespa/ );

n = time to elapse in Business Days from the Optional Early Redemption date to the maturity date of each installment.

B3 must be notified by Issuer of the Optional Early Redemption at least three (3) Business Days in advance of the respective date of the Optional Early Redemption. The payment of the Commercial Papers to be redeemed early, in relation to the Commercial Papers: (a) electronically deposited with B3, shall be done in conformity with the operational procedures and rules of B3; and (b) not electronically deposited in B3, shall be made upon a deposit to be made by the Agent Bank (as defined below) into the checking accounts indicated by the Holders of Commercial Papers, concurrently with the return of the Commercial Papers by the Holders of Commercial Papers. The partial Optional Early Redemption shall be coordinated by Issuer and by Trustee, and made at Issuer’s headquarters, in the presence of Trustee, by means of a draw or an auction, always in the same proportion for each Holder of Commercial Paper. All stages of the validation process of the partial Optional Early Redemption, such as the qualification, draw, auction and validation of the quantity of Commercial Papers to be redeemed, shall be carried out outside the scope of B3. The Optional Early Redemption entails the termination of the redeemed Commercial Papers, with the keeping thereof in treasury being forbidden, as set forth in paragraph 4, article 5, of CVM Rule No. 566. By subscribing and paying up, in primary market, this Commercial Paper, the holder of this Commercial Paper automatically gives, in advance, explicit, irrevocable and irreversible consent to the Optional Early Redemption, in an unilateral manner by Issuer, as set forth in this clause, thus releasing Issuer from the obligation to request its prior express consent for the performance of the Optional Early Redemption.

X. EARLY REDEMPTION OFFER: Issuer may, at its exclusive discretion and at any time, make an offer for the total or partial early redemption of the Commercial Papers, which is to be addressed to all Holders of Commercial Papers, without distinction, ensuring equal conditions to all Holders of Commercial Papers[, to accept the early redemption of the Commercial Papers held thereby, pursuant to the terms and conditions set forth below (“Early Redemption Offer”). Issuer must inform the Holders of Commercial Papers about the making of the Early Redemption Offer: (a) by sending an individual notice to each of the Holders of Commercial Papers, with a copy to Trustee, or, alternatively; (b) by means of the publication of a notice addressed to the Holders of Commercial Papers, observing, in such case, the terms of Clause XX hereof. The sum to be paid to the Holders of Commercial Papers in case of acceptance of the early redemption, by virtue of the Early Redemption Offer, shall correspond to the Unit Par Value, plus: (i) the Compensation calculated pro rata temporis, from the Issue Date to the date of the actual payment; and (ii) a possible redemption premium that may be offered to the Holders of Commercial Papers, at Issuer’s exclusive discretion, which may not be negative. If Issuer opts for making the partial Early Redemption Offer of the Commercial Papers and the number of Commercial Papers that have adhered to the Early Redemption Offer is higher than the number to which said offer was originally directed, the redemption shall be made through a draw, pursuant to paragraph 5 of article 5 of CVM Rule No. 566, coordinated by Trustee, observing that Commercial Papers must be redeemed at the same proportion for each Holder of Commercial Paper. All stages of the validation process for partial early redemption, such as the qualification, draw, auction and validation of the quantity of Commercial Papers to be redeemed, shall be carried out outside the scope of B3. The payment of the Commercial Papers to be redeemed early, in relation to the Commercial Papers: (a) electronically deposited with B3, shall be done in conformity with the operational procedures and rules of B3; and (b) not electronically deposited in B3, it shall be done by means of a deposit to be made by the Agent Bank into the checking accounts indicated by the Holders of Commercial Papers, concurrently with the return of Commercial Papers by the Holders of Commercial Papers. Issuer shall: (a) on the closing date of the deadline to adhere to the Early Redemption Offer, confirm to Trustee the respective early redemption date; and (b) inform the Agent Bank, the Settlement Bank and B3 of the making of the early redemption, at least three (3) Business Days in advance of the date of the actual early redemption. The early redemption entails the termination of the Commercial Paper, with the keeping thereof in treasury being forbidden, as set forth in paragraph 4, article 5, of CVM Rule No. 566.

XI. PAYMENT PLACE, TAX IMMUNITY AND EXEMPTION: The payments related to the Commercial Papers shall be made in compliance with the procedures adopted by B3 if the Commercial Papers are electronically deposited in B3, and those that are not electronically deposited in B3 shall have their payments made through the Agent Bank or at the Company’s head offices, where applicable (“Payment Place”). The Holders of Commercial Papers at the end of the Business Day immediately prior to the respective payment date shall be entitled to receive any amount due. If any Holder of Commercial Papers is entitled to any kind of tax immunity or exemption, they shall send to the Agent Bank, with copy to Issuer, at least ten (10) Business Days prior to the date set for any payments connected to the Commercial Papers, documents proving said tax immunity or exemption, under penalty of having the amounts due under the current tax legislation, resulting from the payment of Commercial Papers held by you, deducted from its income. In the opinion of the Agent Bank, if the documentation that supports the immunity referred to in this paragraph is not sufficient to prove it, the payment will be made by discounting such taxes at the rates applicable on such payment. A Holder of Commercial Paper who has submitted documentation proving his condition of tax immunity or exemption, as provided for above, and who has this condition altered or revoked by normative rules, or for failing to meet the conditions and requirements prescribed in the applicable legal provisions, or, if this condition is questioned by a competent judicial, fiscal or regulatory authority, or that has this condition altered or revoked for any reason other than those mentioned in this clause, must communicate this fact, in detail and in writing, to the Agent Bank, with a copy to Issuer, as well as provide any additional information in relation to the topic requested by the Agent Bank or Issuer.

XII. LATE PAYMENT CHARGES: Without prejudice to the Compensation and the provisions in Clause XIII below, if there is any delay in the payment of any amount due to the Holders of Commercial Papers, the amount in arrears will be subject, regardless of notice or judicial or extrajudicial notification, to: (a) conventional, irreducible and non-compensatory penalty of two percent (2%) on the amount due and unpaid; and (b) interest for late payment calculated pro rata temporis from the date of default until the date of actual payment, at the rate of one percent (1%) per month on the amount due and unpaid (“Late Payment Charges”).

XIII. TERM EXTENSION The terms corresponding to the payment of any pecuniary obligation related to this Commercial Paper shall be considered extended until the first (1st) subsequent Business Day if its maturity falls on a date on which banks are not open in the city of São Paulo, State of São Paulo, on Brazilian holidays, on Saturdays or Sundays, without any surcharge to the amounts to be paid, with the exception of the cases whose payment must be made through B3, in which case there will only be an extension when the payment date falls on a national holiday, a Saturday or a Sunday. For the purposes of this Commercial Paper, the expression “Business Day(s)” means any day(s), except for Saturdays, Sundays and declared national holidays.

XIV. EARLY MATURITY: Subject to the provisions of this Clause XIV, Trustee must consider as early due all obligations related to the Commercial Papers and demand the payment, by Issuer or Guarantor, of the Unit Par Value, plus the Compensation calculated pro rata temporis since the Issue Date or the date payment of the immediately preceding Compensation, up to the date of the actual payment, and other charges due and unpaid until the date of early maturity, determined in accordance with the law, in the event of any of the following events (each event, an “Event of Default”): a) non-compliance, by Issuer or Guarantor, of any pecuniary obligation provided for in the Instruments of this Issue, as long as it is not remedied within two (2) Business Days from the respective original maturity date; b) failure by Issuer to fulfill any non-pecuniary obligation provided for in the Instruments of this Issue, provided that it is not remedied within ten (10) calendar days from the date of its knowledge or the date of receipt, by Issuer, of a notice to that effect to be sent by Trustee, whichever occurs first, except that, for obligations that have a specific remedy period, said period shall not apply; c) non-renewal, cancellation, revocation or suspension of the authorizations and licenses, including the environmental ones, for the regular exercise of the activities developed by Issuer, Guarantor or by any of its Relevant Subsidiaries, whose absence results in a Material Adverse Effect (as defined below), unless, within thirty (30) days from the date of said non-renewal, cancellation, revocation or suspension, Issuer, Guarantor or Relevant Subsidiary, as the case may be, proves the existence of a judicial or administrative order authorizing the continuity of the activities of Issuer, Guarantor or Relevant Subsidiary, as the case may be, or suspending the effects of said act until the renewal or obtainment of said license or authorization; d) request for judicial reorganization or the submission of a request for negotiation of an extrajudicial reorganization plan, to any creditor or class of creditors, made by Issuer or by any its Relevant Subsidiaries; e) the filing or institution against Issuer, Guarantor or any of its Relevant Subsidiaries of a process for judicial or out-of-court recovery, and such process or petition is not extinguished or suspended within up to fifteen (15) calendar days of its filing; f) extinction, liquidation, dissolution, filing for voluntary bankruptcy, filing for bankruptcy not resolved within the legal term or decree of bankruptcy of Issuer, Guarantor or any of its Relevant Subsidiaries; g) transformation of Issuer’s corporate form, including transformation of Issuer into a limited liability company, pursuant to Articles 220 to 222 of the Brazilian Corporation Law; h) failure to comply with any final and unappealable decision against Issuer, Guarantor or any of the Relevant Subsidiaries, at an individual or aggregate amount greater than the equivalent in Reais or in other currencies to seventy-five million U.S. Dollars (USD 75,000,000.00), within fifteen (15) consecutive days after the date set for payment or within a shorter term, if so defined in said decision; i) conduct of Issuer’s capital decrease, after the Issue Date, with no consent from the Holders of Commercial Papers representing two-thirds (2/3) of the Commercial Papers in Circulation, gathered at a General Meeting of Holders of Commercial Papers, except for a capital decrease to absorb losses, pursuant to article 173 of the Corporation Law; j) default, not remedied within the respective remediation deadline, or early maturity of any financial obligations subject to Issuer, Guarantor or any of the Relevant Subsidiaries, in the domestic or international market, at an individual or aggregate amount greater than the equivalent in Reais or other foreign currencies to seventy-five million U.S. Dollars (USD 75,000,000.00); k) protest of titles against Issuer, Guarantor or any of the Relevant Subsidiaries, at an individual or aggregate amount greater than the equivalent in Reais or other foreign currencies to seventy-five million U.S. Dollars (USD 75,000,000.00), for the payment of which Issuer or any of the Relevant Subsidiaries is responsible, save if, within twenty (20) Business Days after said protest, Issuer validly proves to the Holders of Commercial Papers that: (i) the protest was made by mistake or in bad faith by a third party, and consequently stayed or cancelled; or also (iii) bonds were posted in court, provided that it did not cause an Event of Default pursuant hereto; l) transfer or any form of assignment or promise of assignment to a third party, by Issuer, of the obligations undertaken herein, without the consent of the Holders of Commercial Papers representing two-thirds (2/3) of the Outstanding Commercial Papers, gathered at a General Meeting of Holders of Commercial Papers; m) change to the direct or indirect share control of Issuer or any of the Relevant Subsidiaries, regardless of the type of transaction that causes the change to the share control, including, without limitation, a case of corporate restructuring, which entails: (i) replacement of at least two-thirds (2/3) of the members of the board of officers or of the board of directors of Issuer, without consent from the Holders of Commercial Papers representing two-thirds (2/3) of the Outstanding Commercial Papers, gathered at a General Meeting of Holders of Commercial Papers; or (ii) the lowering of the risk rating assigned to Issuer at the time of the change to the share control; n) merger, including merger of shares, of Issuer with any third party or conduct, by Issuer or by any Relevant Subsidiary, of a consolidation, spin-off or other form of corporate restructuring involving Issuer, except if: (i) said events occur within Issuer’s economic group; or (ii) upon prior consent from the Holders of Commercial Papers representing two-thirds (2/3) of the Outstanding Commercial Papers, gathered at a General Meeting of Holders of Commercial Papers; o) payment of dividends, of interest on net equity or of any other participation in the profits set forth in Issuer’s bylaws, if Issuer is in default regarding its monetary obligations described herein, observing any remedy periods, except for the payment of the mandatory minimum dividend set forth in article 202 of the Corporation Law; p) change or amendment to the corporate purpose of Issuer that materially changes the activities performed by Issuer on the Issue Date, unless upon prior consent of the Holders of Commercial Papers representing two-thirds (2/3) of the Outstanding Commercial Papers, gathered at a General Meeting of Holders of Commercial Papers; q) proof of untruthfulness, falsehood, inaccuracy or inconsistency of any statement made by Issuer or Guarantor herein, which results in a Material Adverse Effect, and provided that, exclusively in case of inaccuracy or inconsistency, it is not remedied by Issuer or Guarantor within thirty (30) consecutive days from its verification; or r) if this instrument or the Collateral are object of a court decision that results in its invalidation, depreciation, unenforceability or ineffectiveness, provided that it is not reversed within twenty (20) consecutive days after it is rendered. For the purposes hereof:

(i) “Material Adverse Effect” means any event that has a material negative impact in the financial-economic conditions of Issuer or any of the Relevant Subsidiaries, as the case may be, and which affects its ability to fulfill the monetary obligations set forth herein; and (ii) “Relevant Subsidiaries” means any company: (a) in which Issuer holds, directly or indirectly, over fifty percent (50%) of its share capital, and (b) the gross revenue of which represents ten percent (10%) or more of the consolidated gross revenue of Issuer. The occurrence of any of the Events of Default indicated in items (a), (d), (e), (f), (g), (i), (l) and (o) above shall cause the automatic early maturity of the Commercial Papers, regardless of any consultation to the Holders of Commercial Papers, of notification or judicial or extrajudicial notice, and Trustee shall, however, immediately send to Issuer and to B3, on the Business Day following the occurrence of the event, a written communication informing the knowledge of such occurrence. If the other Events of Default occur, Trustee shall call a General Meeting of Holders of Commercial Papers, within two (2) Business Days after the date when it becomes aware of said event or is informed thereof by the Holders of Commercial Papers, to resolve upon the potential non-declaration of the early maturity of the Commercial Papers. The General Meeting of Holders of Commercial Papers may also be called by Issuer, pursuant to Clause XV hereof. In case of early maturity of the Commercial Papers, Trustee shall notify B3 and Issuer, on the Business Day following its declaration, in which it undertakes to make the payment of the Unit Par Value of the Commercial Papers plus the Compensation, calculated pro rata temporis from the Issue Date or from the immediately preceding date of payment of the Compensation, as the case may be, owed until the date of the actual payment of the Commercial Papers, plus the sums owed as Late Payment Charges set forth herein, from the date of the actual default onwards, in cases of events of default on pecuniary obligations, as well as any other amounts potentially owed by Issuer hereunder. The payment of the abovementioned amounts, as well as of any other amounts that may be owed by Issuer hereunder, shall be made within five (5) Business Days after: (i) the date of receipt of the notice of automatic early maturity of the Commercial Papers; (ii) the date when the General Meeting of Holders of Commercial Papers is held, which declared the early maturity of the Commercial Papers; or (iii) the date when the General Meeting of Holders of Commercial Papers should have occurred, but did not due to lack of quorum, being interpreted by Trustee as the choice by the Holders of Commercial Papers for the Commercial Papers to become due on an earlier date, at the risk of, if not done, being also obligated to pay the Compensation set forth herein.

XV. GENERAL MEETING OF HOLDERS OF COMMERCIAL PAPERS: The Holders of Commercial Papers may, at any time, meet at a general meeting (“General Meeting of Holders of Commercial Papers”), to resolve upon matters of interest to the group of Holders of Commercial Papers. The General Meeting of Holders of Commercial Papers may be called: (a) by Issuer; (b) by Trustee; (c) by Holders of Commercial Papers representing ten percent (10%), at the least, of the Outstanding Commercial Papers; or (d) by the CVM. The call of the General Meeting of Holders of Commercial Papers shall be done by means of a notice published at least three (3) times, pursuant to Clause XX below, at least fifteen (15) days in advance, for the first call, and eight (8) days in advance, for the second call, respecting other rules related to the publication of notices to call general meetings, contained in the Corporation Law, the applicable regulation and in this Commercial Papers, in force at the time of the call. Regardless of the formalities related to calling and convening meetings, set out in the applicable legislation and in this Commercial Papers, the General Meeting of Holders of Commercial Papers shall be considered to be regular when the holders of all Outstanding Commercial Papers attend it, regardless of publications or notices. The General Meeting of Holders of Commercial Papers shall be convened, at first call, with the presence of Holders of Commercial Papers representing at least half of the Outstanding Commercial Papers and, at second call, with any number of Holders of Commercial Papers. For the purposes hereof, “Outstanding Commercial Papers” shall be deemed to be all of the Commercial Papers in circulation in the market, excluding the Commercial Papers belonging to the controlling shareholders of Issuer or of any of its controlled companies or affiliates, as well as the respective officers or board members and respective spouses. The chairmanship of the General Meeting of Holders of Commercial Papers shall be incumbent upon the Holder of Commercial Papers elected by the group of Holders of Commercial Papers or the one appointed by the CVM. Each Outstanding Commercial Papers shall give its holder the right to one vote at the General Meetings of Holders of Commercial Papers, the resolutions of which, save for the exceptions set forth in this Commercial Papers, shall be made by Holders of Commercial Papers representing at least the simple majority of the Outstanding Commercial Papers, with the appointment of attorneys-in-fact being permitted, be they Holders of Commercial Papers or not. All resolutions to be made at the General Meetings of Holders of Commercial Papers related to requests for temporary waiver or pardon will depend on the approval of Holders of Commercial Papers representing at least two thirds (2/3) of the Outstanding Commercial Papers. Changes to the characteristics of the Commercial Papers, to wit: (a) the Compensation; (b) the Compensation payment dates; (c) the Maturity Date; (d) the Unit Par Value repayment amount and date; (e) exclusion of or change to the Events of Default; or (f) change to the quorums for resolution set forth in this Clause XV, as may be proposed by Issuer, may only be done upon approval from Holders of Commercial Papers, either at first call of the General Meeting of Holders of Commercial Papers, or at any subsequent call, representing at least ninety percent (90%) of the Outstanding Commercial Papers. The Issuer’s legal representatives shall have the option to attend the General Meetings of Holders of Commercial Papers, except when Issuer calls said General Meeting of Holders of Commercial Papers or when requested by the Holders of Commercial Papers or by Trustee, in which cases the attendance shall be mandatory. The resolutions made by the Holders of Commercial Papers at the General Meetings of Holders of Commercial Papers, within their legal duties and provided that the quorums set forth herein are observed, shall be binding upon Issuer and obligate all of the Holders of Commercial Papers, regardless of their having attended the General Meeting of Holders of Commercial Papers or of the vote cast at the respective General Meetings of Holders of Commercial Papers.

XVI. ADDITIONAL OBLIGATIONS OF ISSUER AND GUARANTOR: Without prejudice to the other obligations accepted herein, Issuer undertakes to: a) provide Trustee: i. within ninety (90) days after the end of the fiscal year ended on December 31, 2020, with a copy of its complete audited financial statements related to the respective fiscal year, accompanied by the report from Issuer’s administration and the independent auditors’ opinion; ii. within ninety (90) consecutive days from the end of the first fiscal semester, with a copy of its consolidated and reviewed financial statements, related to the respective fiscal semester, prepared in accordance with the generally accepted accounting principles in Brazil, accompanied by the administration’s report and the independent auditors’ opinion; iii) within five (5) days Business from the receipt of the request, with any material clarification within the scope of the Issue that may be requested therefrom, in writing, by Trustee in relation to Issuer or, further, of the interest to the Holders of Commercial Papers, to the extent that: (a) such information does not have a commercial and strategic nature and does not result from confidentiality obligations assumed by Issuer before third parties; or (b) the provision of such information is not prohibited by the legislation or regulation to which Issuer or its economic group are subject; and iv. with a copy of the notices to the Holders of Commercial Papers concerning material facts, as defined in CVM Rule No. 358, of January 3, 2002, as amended (“CVM Rule No. 358”), as well as minutes of general meetings and meetings of Issuer’s board of directors, as applicable, which in any way involve interests of the Holders of Commercial Papers, within five (5) Business days after the date when they were published or, if not published, the date when they occur. b) call, pursuant to Clause XV above, a General Meeting of Holders of Commercial Papers to resolve on any matter that directly or indirectly related to this Issue, if Trustee must do it, on the terms hereof, but fails to do so; c) to inform the Holders of Commercial Papers, within two (2) Business Days from the knowledge by Issuer or Guarantor, of the occurrence of any Event of Default set forth in Clause XIV hereof; d)    to comply with all determinations issued by CVM, including by sending documents, and also providing the information requested therefrom; e) not to perform transactions foreign to its corporate purpose, with due regard to the provisions of the bylaws and to the legal and regulatory rules in force; f) to notify, within five (5) Business Days from the knowledge by Issuer, Trustee of any change in the financial, economic, commercial, operational, regulatory or corporate conditions or in the businesses of Issuer, which; (i) causes a Material Adverse Effect; or (ii) causes the financial statements or information provided by Issuer to no longer reflect the actual financial conditions of Issuer; g) to communicate, within two (2) Business Days from the knowledge by Issuer or Guarantor, to Trustee, the occurrence of any event or situation of which it is aware and which may affect in a negative manner its ability to timely comply with the main and ancillary obligations, in whole or in part, undertaken on the terms hereof; h) not to practice any act in disagreement with the bylaws and this Instrument, in particular those that may directly or indirectly compromise the timely and full compliance with the main and ancillary obligations assumed before the Holders of Commercial Papers pursuant to this Instrument; i) to fulfill all main and ancillary obligations undertaken on the terms hereof, including regarding the allocation of the funds raised through the Issue, and must prove it to Trustee, whenever requested; j) to keep the Agent Bank and the Custodian contracted throughout the term of effectiveness of the Commercial Papers, at its expenses; k) to pay any taxes, charges, fees or expenses that levy or may be levied on the Issue and that are the responsibility of Issuer; l) to pay all expenses provenly incurred by Trustee, as legal representative of the Holders of Commercial Papers, whenever previously approved by Issuer, which may be necessary in order to protect their rights and interests or to realize their credits, including attorney’s fees and other expenses and costs incurred by virtue of the collection of any given amount owed to the Holders of Commercial Papers hereunder; m) to obtain and maintain valid and in force, during the term of effectiveness of the Issue, licenses, permits, grants, studies, certificates and authorizations, as applicable, for the good operation of Issuer’s businesses, other than those the absence of which does not result in a Material Adverse Effect, undertaking to adopt the preventive and recovery measures and actions, intended to avoid and correct any environmental damage found, resulting from the activity described in its corporate purpose and being liable only and exclusively for the allocation of the financial funds that it may obtain with the Offer; n) to prepare year-end financial statements and, as the case may be, consolidated statements, in conformity with the Corporation Law and with the rules enacted by CVM; o) to observe the provisions of CVM Rule No. 476 and CVM Rule No. 358 regarding the duty of secrecy and prohibitions against negotiation and occurrence of a material fact, as defined by article 2 of CVM Rule No. 358 and by article 17, item VI, of CVM Rule No. 476, immediately informing the Bookrunners; p) to submit its financial statements to auditing by an independent auditor registered with CVM; q) to disclose, by the day preceding the start of the negotiations, its financial statements accompanied by explanatory notes and the independent auditors’ report, concerning the last three (3) ended fiscal years, except when Issuer does not have them due to having started its activities prior to said period, and disclose the subsequent financial statements accompanied by explanatory notes and independent auditors’ report, within three (3) months after the end of the fiscal year, pursuant to article 17, items III and IV, of CVM Rule No. 476; r) to supply all of the information that may be requested by CVM or by B3; s) to maintain the joint-stock company registration up-to-date before CVM; t) to maintain its accounting books up-to-date and make the respective registrations in accordance with the accounting principles generally accepted in Brazil; u)    to provide information to Trustee, within five (5) Business Days from the respective request, on the notices sent by governmental authorities, of a fiscal, environmental or antitrust nature, among others, in relation to Issuer, which result in a Material Adverse Effect, unless such information has already be communicated to the market through a material fact and/or communication to the market, or also stated in the reference form or in Issuer’s financial statements; v) to comply with the environmental legislation regarding the National Environmental Policy, the Resolutions of CONAMA—National Environmental Council—and the other labor and supplementary environmental legislation and regulations in force, including those related to the occupational safety and health defined in the regulatory rules of the Ministry of Labor and Employment—MTE and of the Human Rights Office of the Presidency of the Republic, adopting the preventive or recovery measures and actions intended to avoid and correct any damage to the environment and to its workers as a result of the activities described in its corporate purpose, except in cases where, in good faith, Issuer is discussing the application thereof before a court and/or before the authority with jurisdiction. Issuer further undertakes to conduct all due diligences required for this activity, preserving the environment and complying with the determinations of the municipal, state, district and federal bodies that alternatively may legislate or regulate the environmental rules in force, except in cases where, in good faith, Issuer is discussing the application thereof before a court or the authority with jurisdiction; w) to notify Trustee within two (2) Business Days of the convening, by Issuer, of any General Meeting of Holders of Commercial Papers; x) to attend the General Meeting of Holders of Commercial Papers, whenever requested; y) to comply with the laws, regulations, administrative rules and determinations of governmental bodies, agencies, courts or tribunals, applicable to the conduct of its business, except by those challenged in good faith at the administrative and/or judicial spheres; z) to send to B3: (i) the information disclosed online, set forth in item q) above; and (ii) documents and information required by said entity within the term requested; aa) to refrain from adopting practices of work similar to slavery and illegal work of children and adolescents in the performance of its activities; and bb) to comply with any domestic or foreign law or regulation, in force in the jurisdictions where Issuer has a branch or where its Relevant Subsidiaries have their headquarters, against corruption practices or acts harmful to the public administration, as applicable (“ Anticorruption Laws”), undertaking to maintain or establish policies and procedures that ensure full compliance with Anticorruption Laws, and to provide full knowledge of such rules to all of their respective employees, as well as to communicate to Trustee if it becomes aware of any act or fact that violates the Anticorruption Laws. and cc) file the minutes of the BoD Meeting with JUCESP, within thirty (30) days after the date when JUCESP reestablishes the regular provision of its services, pursuant to item II of article 6 of Provisional Measure No. 931. Issuer herein irrevocably and irreversibly undertakes to make sure that the transactions that it may perform within the B3 Segment are always supported by the good market practices, in full and complete compliance with the rules applicable to the subject matter.

XVII. ISSUER’S AND GUARANTOR’S REPRESENTATIONS AND WARRANTIES: Issuer and Guarantor, individually, represents and warrants, on the date hereof, that: a) it is a company duly organized, incorporated and existing under the type of a joint-stock corporation under the Brazilian laws and it is duly authorized to conduct its business, with full powers to hold, own and operate its assets; b) Guarantor is a company duly organized, incorporated and existing as a limited business company, under the Brazilian laws, and it is duly authorized to conduct its business, with full powers to hold, own and operate its assets; c) Issuer is duly authorized and has obtained all necessary licenses, including corporate licenses, for the issue hereof and to fulfill the obligations provided for herein, having met all legal and statutory requirements necessary for such, except for the filing of the minutes of Issuer’s BoD Meeting with JUCESP, which must be done within the deadline referred to herein; b) Guarantor is duly authorized and has obtained all necessary licenses, including corporate licenses, to provide the Collateral, having met all legal and bylaws requirements necessary for such, except for the filing of the minutes of the Guarantor’s Quotaholders’ Meeting with JUCESP, which must be done within the deadline referred to herein; e) the legal representatives of Issuer and Guarantor, signatories hereof, have powers set forth in the bylaws or delegated to undertake, on behalf of each of them, the obligations established herein and, as proxies, they have been granted legitimate powers and their respective powers of attorney are in full force; d) the issue hereof and the fulfillment of the obligations set forth herein, the Issue and distribution of the Commercial Papers and the provision of the Collateral do not breach or go against: (i) any contract or document to which Issuer or Guarantor is a party or by which any of its assets and properties are bound, nor shall it result in: (i.1) early maturity of any obligation established in any such contract or instrument; (i.2) creation of any lien over any asset or property of Issuer or Guarantor; or (i.3) termination of any such contract or instrument; (ii) any law, decree or regulation to which Issuer or Guarantor, or any of their respective assets and properties are subject; or (iii) any order, decision or administrative or judicial decision or arbitral award that affects Issuer or Guarantor, or any of their respective assets and properties; g) Issuer shall comply with all obligations undertaken herein, including, but not limited to, the obligation to allocate the funds obtained through the Issue for the purposes set out in Clause XIX hereof; f) Issuer and Guarantor are not aware of the existence of any lawsuit, administrative proceeding, arbitration procedure, inquiry or another kind of governmental investigation that may cause a Material Adverse Effect, save for those informed to the market by means of a material fact or notice to the market, or stated in the reference form or in the financial statements of Issuer on the date hereof; i) the information and representations contained herein, in relation to Issuer and to the Offer, as the case may be, are true, consistent, accurate and sufficient; j) there is no connection between Issuer and Trustee that prevents Trustee from fully exercising its duties; k) Issuer is fully aware and agrees with the form of disclosure and calculation of the DI Rate, disclosed by B3, and that the form of calculation of the Compensation was agreed upon out of Issuer’s and the Bookrunners’ free will, in observance of the principle of good faith; l) this Instrument is a legal, valid, effective and binding obligation of Issuer, enforceable in accordance with its terms and conditions, with the force of an extrajudicial enforcement instrument pursuant to the provisions of article 784, item I, of Law No. 13,105, of March 16, 2015 (“Brazilian Civil Code of Procedure”); m) it is complying with the laws, regulations, administrative rules and determinations, including environmental ones, of governmental bodies, independent agencies, courts or tribunals applicable to the exercise of its activities, including with the provisions in the legislation in force concerning the National Policy of the Environment—Conama, the Anti-corruption Laws and the other supplemental environmental laws and regulations, adopting preventive or reparatory measures and actions intended to prevent or correct any environmental damages arising from the exercise of the activities described in its corporate purpose, except for those the applicability of which is being challenged in good faith either in court or before the relevant authority by Issuer or have been communicated to the market by means of a material fact or communication to the market, or indicated in the reference form or in the financial statements of Issuer; n) the financial statements of Issuer related to the financial years ended on December 31, 2017, 2018 and 2019 are true, complete and correct in all aspects on the date on which they are prepared; reflect, in a clear and accurate manner, the financial and equity positions, results, cash flow transactions of Issuer in the period; o) on the date hereof, it is observing and complying with its bylaws, and any obligations and conditions contained in contracts, agreements, mortgages, deeds, loans, credit agreements, promissory notes, leasing agreements and other contracts or instruments to which it is a party, except for the cases where it is discussing, in good faith, before a court or the authority with jurisdiction, or with the counter-party, as the case may be, the applicability thereof, or the failure to comply with which does not cause a Material Adverse Effect; p) it is up-to-date with the payment of all local, state, district and federal tax, labor, social security and environmental obligations, and any other obligations imposed by law, except in cases where it is, in good faith, discussing the applicability thereof before a court or the authority with jurisdiction, or which do not cause a Material Adverse Effect; and q) has all authorizations and licenses, including environmental ones, valid, effective, in perfect order and in full force, applicable to the proper exercise of tis activities, save for those whose absence does not result, on the date hereof, in a Material Adverse Effect or may affect the decision by the investor to subscribe and pay up the Commercial Papers. Issuer and Guarantor undertake to notify, within five (5) Business Days, Trustee if any of the representations made herein become wholly or partly untrue, incomplete or incorrect.

XVIII. TRUSTEE: Trustee shall be SIMPLIFIC PAVARINI DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS LTDA., a limited company, acting through its branch, located at Rua Joaquim Floriano, nº 466, Bloco B, sala 1.401, City of São Paulo, State of São Paulo, CEP 04534-002, enrolled in the CNPJ/ME under No. 15.227.994/0004-01, which was engaged by Issuer on the terms of the “Trustee Service Agreement” entered into between Issuer and Trustee on the date hereof, in order to represent the Holders of Commercial Papers in this Issue. Trustee must use any and all measures set forth in law or herein to protect rights or defend the interests of the Holders of Commercial Papers in case of default on any condition of the Issue. In addition to other duties set forth in law, in a normative act by CVM or in this Commercial Paper, Trustee has the following duties and attributions: a) exercising its activities in good faith, with transparency and loyalty to the Holders of Commercial Papers; b) protecting the rights and interests of the Holders of Commercial Papers, employing, in the exercise of its duty, the care and thoroughness that every active and honest person usually employees in the management of its own assets; c) withdrawing from the position, in case of supervening conflicts of interest or any other kind of ineptitude and immediately convening a General Meeting of Holders of Commercial Papers for resolution on its substitution; d) conserving and safeguarding the documentation related to the exercise of its duties; e) monitoring the provision of the periodical information by Issuer, warning the Holders of Commercial Papers, in the annual report mentioned in item n) below, of any inconsistencies or omissions of which it is aware; f) rendering an opinion on the sufficiency of the information provided in the proposals of modification of the conditions of the Commercial Papers; g) requesting, whenever it deems necessary for the proper discharge of its duties, updated certificates from civil registry offices, from the Public Treasury Courts, Protest Registry Offices, Labor Courts, Public Treasury Office with jurisdiction over Issuer’s headquarters; h) requesting, whenever it deems necessary, an external audit at Issuer; i) calling, whenever necessary, the Meeting of Holders of Commercial Papers, pursuant hereto; j) attending the General Meeting of Holders of Commercial Papers, in order to provide any information requested therefrom; k) keeping the list of Holders of Commercial Papers and their addresses up-to-date, also by requesting information from Issuer, the Agent Bank and B3, and exclusively for purposes of compliance with the provisions in this item, Issuer and the Holders of Commercial Papers, as soon as they subscribe, pay up or acquire the Commercial Papers, hereby expressly authorize the Agent Bank and B3 to comply with the necessary requests made for such by Trustee; l) oversee the compliance with the clauses of this Commercial Paper, especially those imposing positive and negative covenants; m) informing the Holders of Commercial Papers any default by Issuer on any financial obligations undertaken in this Commercial Paper, observing, however, possible remediation periods set forth herein, including the clauses intended to protect the interests of the Holders of Commercial Papers and which establish conditions that must not be breached by Issuer, stating the consequences to the Commercial Papers and the measures it intends to take regarding the subject, within seven (7) Business Days after Trustee becomes aware of the default; n) drafting annual reports intended for the Holders of Commercial Papers, pursuant to article 15 of CVM Rule No. 583, concerning Issuer’s fiscal years, which must contain at least the following information: i. fulfillment by Issuer of its obligations to provide periodical information, stating inconsistencies or omissions of which it becomes aware; ii. changes to the bylaws occurred in the period with material effects on the Holders of Commercial Papers; iii. comments on Issuer’s economic, financial and capital structure indexes related to clauses of this Commercial Papers designed to protect the interest of the Holders of Commercial Papers, and which establish conditions that should not be breached by Issuer; iv. number of Commercial Papers issued, number of outstanding Commercial Papers and balance canceled in the period; v. redemption, repayment, conversion, renegotiation and payment of interest on the Commercial Papers done in the period; vi. allocation of the funds raised by means of the Issue, according to information provided by Issuer; vii. list of assets and amounts given for Trustee to manage; viii. fulfillment of other obligations undertaken by Issuer herein; ix. statement that there is no situation of conflict of interest that prevents it from continuing to exercise the duty of Trustee of the Issue; and x. existence of other issues of securities, whether public or private, made by Issuer, by an affiliate, controlled company, controlling company or a company that is a member of the same group of Issuer, in which it has acted as a trustee in the same period, as well as the following data on such issues: A. name of the offering company; B. issue amount; C. number of securities issued; D. type and guarantees involved; E. maturity date and interest rate of securities; and F. default during the period. o) providing in its website the report referred to in item n) above, to the Holders of Commercial Papers, within six (6) months after the end of Issuer’s fiscal year; and p) making available to the Holders of Commercial Papers and other market players, in its service central and/or website, the Unit Par Value of the Commercial Papers, to be calculated by Issuer. Trustee shall not issue any kind of opinion or render any judgment on the instructions regarding any fact to be decided by the Holders of Commercial Papers, undertaking to solely act in compliance with the instructions that are transmitted thereto by the latter. In this regard, Trustee does not have any responsibility for the outcome or the legal effects arising from strict compliance with the instructions from the Holders of Commercial Papers transmitted thereto and reproduced before Issuer, regardless of any losses that may be caused to the Holders of Commercial Papers or Issuer. Trustee’s acts are limited to the scope of CVM Rule No. 583 and the applicable articles of the Corporation Law and hereof, being exempt, in any form or under any context, from any additional responsibility that has not arisen from the applicable legislation. Acts or statements by Trustee which create a responsibility to the Holders of Commercial Papers or hold third parties harmless from obligations towards them, as well as those related to the proper fulfillment of the obligations undertaken herein, shall only be valid when previously decided and approved by the Holders of Commercial Papers gathered at a Meeting of Holders of Commercial Papers. The Trustee hereby represents, pursuant to the organizational chart sent by Issuer, that it provides trustee services in the following issues of securities of Issuer and companies part of the same Economic Group as Issuer:

Nature of the services:	Trustee
Name of the offering company:	Natura Cosméticos S.A.
Securities issued:	Simple debentures
Number of issue:	7
Issue amount:	BRL 2,600,000,000.00
Quantity of securities issued:	10,864
Type and guarantees involved:	Unsecured, with no additional guarantees
Issue Date:	09/25/2017
Maturity date:	09/25/2020
Interest Rates:	DI + 1.40% per annum;
Default during the period:	There was none

Nature of the services:	Trustee
Name of the offering company:	Natura Cosméticos S.A.
Securities issued:	Simple debentures
Number of issue:	10, in 04 series
Issue amount:	Total amount: BRL 1,576,450,000.00
1st series	BRL 400,000,000.00
2nd series	BRL 95,700,000.00
3rd Series	BRL 686,230,000.00
4th Series	BRL 394,520,000.00
Quantity of securities issued:	Total amount: 157,645
1st series	40,000
2nd series	9,570
3rd Series	68,623
4th Series	39,452
Type and guarantees involved:	Unsecured, with no additional guarantees
Issue Date:	08/26/2019
Maturity date:	08/26/2024
Interest Rates:	100% DI + 1.15% p.a.
Default during the period:	There was none

Nature of the services:	Trustee
Name of the offering company:	Natura Cosméticos S.A.
Securities issued:	Commercial Promissory Notes
Number of issue:	1, in 2 series
Issue amount:	Total amount: BRL 2,900,000,000.00

1st series	BRL 2,200,000,000.00
2nd series	BRL 700,000,000.00
Quantity of securities issued:	Total amount: 290
1st series	220
2nd series	70
Type and guarantees involved:	With collateral represented by the fiduciary sale of the shares in Natura Cosméticos S.A. held by Issuer.
Issue Date:	12/20/2019
Maturity date:	12/19/2020
Interest Rates:	100% DI + 2.00% p.a.
Default during the period:	There was none

XIX. ALLOCATION OF FUNDS: The funds obtained by Issuer through the Issue shall be allocated to reinforce shareholders’ equity or that of its subsidiaries.

XX. PUBLICATION: All notices, notifications and other acts and decisions arising from this Issue that in any way involve the interests of the Holders of Commercial Papers shall be published in the Official Gazette of the State of São Paulo and in newspaper “Valor Econômico”, as set forth in article 289 of the Corporation Law, observing the provisions in CVM Rule No. 358, as applicable, as well as the limitations imposed by CVM Rule No. 476 in relation to the publication of the Issue and legal deadlines, as well as in Issuer’s website https://natu.infoinvest.com.br/). Issuer may replace newspaper “Valor Econômico” with another newspaper of great circulation used for its corporate publications, upon: (a) written notice to Trustee, representative of the Holders of Commercial Papers; and/or (b) publication, in the form of a notice, in the replaced newspaper, on the terms of paragraph 3 of article 289 of the Corporation Law.

XXI. LAW AND JURISDICTION: This Commercial Paper is governed by Brazilian laws. The parties hereby elect the Courts of the Judicial District of São Paulo, State of São Paulo, to the exclusion of any other, however privileged it may be, to settle any disputes that may arise out of this Commercial Paper.

XXII. ENDORSEMENT: This Commercial Paper shall circulate by full endorsement, by a mere transfer of ownership, as set forth in article 4 of CVM Rule No. 566, in article 15 of Exhibit I of the Geneva Uniform Law, enacted by Decree 57,663 of January 24, 1966. As a centralized deposit object, the circulation of Commercial Papers will operate through the bookkeeping records made in the deposit accounts kept with B3, which will endorse the Commercial Paper Instruments to the definitive creditor at the time of the extinction of the registration with B3.

The endorsement of this Commercial Paper, hereby made by the current Holder of this Commercial Paper, at the order of [blank] and unsecured, under the terms of article 4 of CVM Rule No. 566.

Place/Date: [blank]

Holder: [blank], registered with the CNPJ/ME or CPF under No. [blank].

ENDORSEMENT—FORM 1: Itaú Corretora de Valores S.A., a financial institution with its principal place of business in the City of São Paulo, State of São Paulo, at Avenida Brigadeiro Faria Lima, 3.500, 3º andar, CEP 04538-132, enrolled in the CNPJ/ME under

No. 61.194.353/0001-64, as provider of custodian services for the physical keeping of this Commercial Paper (“Custodian”), due to the authorizations granted thereto by the Holder of this Commercial Paper, which is properly identified in the records of the MDA—Asset Distribution Module of B3 S.A.—Brasil, Bolsa, Balcão—Segmento CETIP UTVM (“B3”), enrolled in the CNPJ/ME under No. 09.346.601/0001-25, upon the primary public offering of sale of this Commercial Paper and in a report made available to the custodian by B3, hereby ENDORSES this Commercial Paper for B3, on the terms of the applicable legislation, especially Law No. 12,810, of May 15, 2013, and the Debenture, Commercial Paper and Obligation Rules Manual, with the sole purpose of transferring to it the fiduciary ownership thereof for the purposes established in the B3 Regulations for Participant Access, for Admission of Asset, for Negotiation, for Transaction Registration, for Electronic Custody and for Settlement, and to assign B3 the duty to make, upon the removal of the electronic record from the system managed thereby, the endorsement of this Commercial Paper to the Holder indicated in its records, not being held liable for the compliance with the provisions contained herein.

Place/Date: [blank]

Itaú Corretora de Valores S.A. [blank]

Holder’s Identification: [blank], registered with the CNPJ/ME or CPF under No. [blank].

ENDORSEMENT—FORM 2: Itaú Corretora de Valores S.A., a financial institution with its principal place of business in the City of São Paulo, State of São Paulo, at Avenida Brigadeiro Faria Lima, 3.500, 3º andar, CEP 04538-132, enrolled in the CNPJ/ME under No. 61.194.353/0001-64, as provider of custodian services for the physical keeping of this Commercial Paper (“Custodian”), due to the authorizations delegated by [blank] (Participant of which the Holder of this Commercial Paper is a client), enrolled in the CNPJ/ME under No. [blank], which delegation was authorized by the Holder of this Commercial Paper, which is properly identified in the records of the MDA—Asset Distribution Module of B3 S.A.—Brasil, Bolsa, Balcão—Segmento CETIP UTVM (“B3”), enrolled in the CNPJ/ME under No. 09.346.601/0001-25, upon the primary public offering of sale of this Commercial Paper and in a report made available to the custodian by B3, hereby ENDORSES this Commercial Paper for B3, on the terms of the applicable legislation, especially Law No. 12,810, of May 15, 2013, and the Debenture, Commercial Paper and Obligation Rules Manual, with the sole purpose of transferring to it the fiduciary ownership thereof for the purposes established in the B3 Regulations for Participant Access, for Admission of Asset, for Negotiation, for Transaction Registration, for Electronic Custody and for Settlement, and to assign B3 the duty to make, upon the removal of the electronic record from the system managed thereby, the endorsement of this Commercial Paper to the Holder indicated in its records, not being held liable for the compliance with the provisions contained herein.

Place/Date: [blank]

Itaú Corretora de Valores S.A. [blank]

Holder’s Identification: [blank], registered with the CNPJ/ME or CPF under No. [blank].

NATURA COSMÉTICOS S.A.

COMMERCIAL PAPER—SINGLE SERIES

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